Exhibit 10.16
OWENS CORNING
2021 Corporate Incentive Plan
1. Introduction
This Owens Corning 2021 Corporate Incentive Plan (the “Plan” or “Corporate Incentive Plan”) has been established for the purposes of advancing the interests of Owens Corning (the “Company”) and its stockholders by providing incentive opportunities to Executive Officers of the Company or other employees of the Company and its subsidiaries who are designated for participation in the Plan from time to time for certain performance periods (the “Participants”). This Plan is designed to deliver rewards based on Company and/or individual performance for applicable performance periods. Applicable Plan performance periods, metrics and goals will be established that (a) promote the attainment of the Company’s business objectives; (b) encourage and reward management teamwork across the entire Company; and (c) assist in the attraction and retention of Executive Officers vital to the Company’s long-term success.
2. Application
Set forth below are the Plan terms applicable to Participants and their award opportunities under the Plan. For purposes of this Plan, “Executive Officers” means the Company’s Section 16 “officers” as defined for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who report directly to the Chief Executive Officer.
3. Eligibility
The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company will designate the Participants in the Plan for particular performance periods. While all employees of the Company and its subsidiaries are eligible to be selected from time to time as Participants in award opportunities under the Plan (“Awards”), it is generally expected that the Committee will designate only the Executive Officers as Participants in the Plan, including for annual Awards under the Plan. Designation as a Participant in this Plan in any year does not require the Committee to, or imply that the Committee will, select the same person as a Participant in the Plan in any subsequent year.
4. Administration
The Plan shall be administered by the Committee, or by another committee of the Board appointed by the Board consisting of not less than two (2) members of the Board (“Directors”) who are not employees of the Company or its subsidiaries. The Committee shall be comprised exclusively of Directors who satisfy the independence-related requirements for service on the Committee under the listing standards of the New York Stock Exchange (the “NYSE”). Members of the Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and shall satisfy any other necessary standards of independence under the federal securities laws. To the extent permitted by law, the Committee may delegate its administrative authority with respect to the Corporate Incentive Plan and, in the event of any such delegation of authority, the term “Committee” as used in this Plan shall be deemed to refer to the Committee’s delegate(s) as well as to the Committee. The Committee shall, subject to the provisions herein: designate employees as Participants; establish and administer performance periods for Awards, establish any performance goals and the other Award terms applicable to each Participant and determine whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into or utilized under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and make all other determinations which may be necessary or advisable for the administration of the Plan and Awards granted under the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

5. Establishment of Performance Periods, Goals and Award Opportunities
The Committee shall establish the method for computing the amount of compensation which will be payable under the Plan to each Participant in the Plan for each performance period, including whether any performance goals established by the Committee for such period will need to be attained in whole or in part, and whether any portion of the Participant’s Award is based on the Committee’s subjective assessment of the Participant’s performance. No provision herein is intended to preclude the Committee from exercising positive or negative discretion with respect to any Award hereunder, or from establishing a discretionary bonus plan for any performance period.
The Committee may utilize any performance criteria, either alone or in any combination, including on either a consolidated or business unit level, as the Committee may determine, including those selected from the following non-exhaustive example list: return on assets; return on net assets; return on equity; return on common equity; return on shareholder equity; return on invested capital; return on capital; total shareholder return; shareholder value added; share price; improvement in and/or attainment of expense levels; improvement in and/or attainment of cost levels; selling, general and administrative expense (“SG&A”); SG&A as a percent of revenue; costs as a percent of revenue; productivity objectives; quality metrics; capacity utilization; unit manufacturing costs; sales; net sales; gross profit margin; operating margin; cash margin; net income margin; earnings per share; earnings from operations; segment earnings from operations; earnings; earnings before taxes; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); revenue measures; number of units sold; number of units installed; revenue per employee; market share; market position; working capital measures; inventory; accounts receivable; accounts payable; cash conversion cycle; cash flow; cash generation; net cash generation; proceeds from asset sales; free cash flow; investable cash flow; capital expenditures; capital structure measures; cash balance; debt levels; equity levels; economic value added models; technology milestones; commercialization milestones; customer metrics; customer satisfaction; consumable burn rate; installed base; repeat customer orders; acquisitions; divestitures; employee metrics; employee engagement; employee retention; employee attrition; workforce diversity or safety. The applicable performance criteria shall have any reasonable definitions that the Committee may specify, and may include or exclude any or all of the following items, among others, as the Committee may determine: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and other extraordinary items. Any applicable performance criterion or combination of such criteria may apply to a Participant’s Award in its entirety or to any designated portion or portions of the Award, as the Committee may determine.
6. Maximum Award
The maximum dollar amount that may be paid to any Participant under the Plan for any year is equal to $5 million.
7. Service Requirement
Awards based on the attainment of the performance goals established by the Committee and/or awards based on the Committee’s subjective assessment of participant performance shall also, unless otherwise determined by the Committee, be contingent on continued employment by the Company, its subsidiaries and affiliates during the performance or assessment period (collectively “performance period”) until the time of payout. Exceptions to these rules shall apply as determined by the Committee, including in the event of termination of employment by reason of death or Disability, or in the event of a Change in Control of the Company (as such terms are defined in the Company’s then-effective equity compensation plan document (“Stock Plan”)), during such performance period, in which case the following provisions shall apply (unless otherwise determined by the Committee):
(a) In the event of termination of employment by reason of death or Disability during a performance period, an Award shall be payable under this Plan to the Participant or the Participant’s estate for such performance period, which payout shall be adjusted, pro-rata, for the period of time during the performance period the Participant actually worked;
(b) In the event of a Change in Control during a performance period and prior to any termination of a Participant’s employment, an Award shall be paid under the Plan at the higher of the Participant’s (i) target Award

(as determined by the Committee), or (ii) projected performance for the performance period, determined by the Committee at the time the Change in Control occurs;
(c) In the event of termination of a Participant’s employment by reason of Retirement (as defined in the Stock Plan) during a performance period, an Award may but need not (as the Committee may determine) be payable under this Plan to the Participant, which payout shall be adjusted, pro-rata, for the period of time during the performance period the Participant actually worked; and
(d) A Participant whose employment terminates prior to the end of a performance period for any reason not excepted above shall not be entitled to any Award payout under the Plan for that performance period.
Any earned Award will be paid in a single lump sum in cash between January 1 and March 15 of the year following the year in which the applicable performance period ends. The Company shall have the right to withhold an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payments under this Plan. The Plan and the Awards granted under the Plan are intended to be either exempt from, or compliant with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Plan and all Awards granted under the Plan shall be interpreted in a manner consistent with these intentions. Notwithstanding anything herein or regarding an Award to the contrary, in the case of any Participant who is a “specified employee” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code as of the date of his or her “separation from service” (as defined under Section 409A of the Code), any Award that is subject to Section 409A of the Code that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will instead be paid on the earlier of the first business day of the seventh month after the Participant’s separation from service or the Participant’s death. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
8. Amendment or Termination
The Committee may amend, modify or terminate this Plan at any time, provided that no such action shall materially adversely affect the rights of a Participant with respect to an Award under the Plan without the consent of the affected Participant, except to the extent any such amendment, modification, termination is made to cause the Plan to comply with applicable law (including Section 409A of the Code), stock market or exchange rules and regulations or accounting or tax rules and regulations. Unless otherwise determined by the Committee, each Participant shall be eligible to receive the incentive compensation to which the Participant would have been otherwise entitled but for such termination or modification, pro-rata for the period of the applicable performance period prior to the termination or modification.
9. Interpretation and Construction
No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the Participant provides otherwise. Both the Participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted. Nothing in the Plan prevents any Participant or other employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
10. Claw-Back
Awards granted under the Plan are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt and maintain from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

11. Use of Electronic Media and Written Communications
All Plan notices and all Participant or beneficiary notices, designations, elections, consents or waivers must be in writing (which may include an electronic communication) and made in a form the Plan permits. Any person entitled to notice under the Plan may waive the notice or shorten the notice period unless such actions are contrary to applicable law. The Plan, using any electronic medium, may give or receive any Plan notice, communicate any Plan policy, conduct any written Plan communication, satisfy any Plan filing or other compliance requirement and conduct any other Plan transaction to the extent permissible under applicable law. A Participant may use any electronic medium to provide any beneficiary designation, election, notice, consent or waiver under the Plan, to the extent permissible under applicable law. Any reference in this Plan to a “form,” a “notice,” an “election,” a “consent,” a “waiver,” a “designation,” a “policy” or to any other Plan-related communication includes an electronic version thereof as permitted under applicable law.
11. Governing Law
The terms of this Plan shall be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of that state.